Ex. 99.1
SILVERLEAF RESORTS, INC.
1221 River Bend, Suite 120
Dallas, Texas 75247
Silverleaf Announces Transaction with Grace Brothers, Ltd.
DALLAS—(BUSINESS WIRE) — May 14, 2009 — Silverleaf Resorts, Inc. (NASDAQ: SVLF) today announced that it has entered into a definitive agreement with Grace Brothers, Ltd., Chicago, Illinois, and one of its wholly-owned subsidiaries (collectively “Grace Brothers”), concerning the exchange of $10.0 million in Silverleaf’s 8% senior subordinated notes due 2010, currently held by Grace Brothers (“Old Notes”) for $10.0 million in a new class of 10% senior subordinated notes due 2012 (“New Notes”). Grace Brothers will also receive a cash payment on the Old Notes equal to the accrued and unpaid interest on the Old Notes exchanged. The agreement also provides that Silverleaf will purchase from Grace Brothers an additional $3.5 million in principal amount of Old Notes for a purchase price of $3.5 million in cash, plus a cash payment equal to the accrued and unpaid interest on the Old Notes purchased. The transaction is subject to customary closing conditions.
Approximately $22.5 million in principal amount of Old Notes is currently outstanding, with Grace Brothers holding $14.011 million in principal amount, which represents approximately 62.4% of the class. There will be only approximately $8.97 million in Old Notes remaining outstanding following consummation of the note exchange and the note purchase with Grace Brothers, including $511,000 in principal amount of Old Notes which Grace Brothers will continue to hold. The Old Notes mature on April 1, 2010 and will be retired in accordance with their terms. Grace Brothers and certain of its affiliates also beneficially own approximately 19.6% of Silverleaf’s common stock.
The terms of the New Notes will be substantially similar to the terms of the Old Notes, except that the New Notes will begin paying equal quarterly payments of principal and interest beginning on July 1, 2010, and continuing thereafter on each October 1, January 1, April 1, and July 1 until the New Notes are paid in full on April 1, 2012. The trustee under the indentures securing both the Old Notes and the New Notes is Wells Fargo Bank.
About Silverleaf Resorts
Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.
Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K filed on March 10, 2009.
For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1
Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166 x2212